UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
ENERGY WEST, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 17, 2008

Dear Shareholder:

You are cordially invited to attend the 2008 annual meeting of shareholders of Energy West, Incorporated on December 11, 2008 at 10:00 a.m. Eastern Standard Time at LaMalfa Centre, 5783 Heisley Road, Mentor, Ohio 44060.

As more fully described in the attached notice of annual meeting and the accompanying proxy statement, the principal business to be addressed at the meeting is the election of directors.

In addition, our management will report on our results and will be available to respond to your questions.

Your vote is important to us. Whether or not you plan to attend the annual meeting, please return the enclosed proxy card as soon as possible to ensure your representation at the meeting. You may choose to vote in person at the annual meeting even if you have returned a proxy card.

On behalf of the directors and management of Energy West, I would like to thank you for your support and confidence and look forward to seeing you at the meeting.

Sincerely,

Richard M. Osborne
Chairman of the Board and Chief Executive Officer

Notice of Annual Meeting of Shareholders
PROXY STATEMENT
GENERAL INFORMATION
QUESTIONS and ANSWERS
PROPOSAL 1 ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS
AUDIT COMMITTEE REPORT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
OTHER MATTERS

ENERGY WEST, INCORPORATED

Notice of Annual Meeting of Shareholders
To Be Held on December 11, 2008

To the Shareholders of Energy West, Incorporated:

The annual meeting of shareholders of Energy West, Incorporated, a Montana corporation, will be held on December 11, 2008, at 10:00 a.m. Eastern Standard Time at LaMalfa Centre, 5783 Heisley Road, Mentor, Ohio 44060, for the following purposes:

1. To elect nine directors to serve for a one year term until the next annual meeting or until their successors are duly elected and qualified (Proposal 1); and

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Only shareholders of record at the close of business on November 13, 2008 are entitled to vote at the annual meeting.

All shareholders are cordially invited to attend the meeting in person. However, to insure your representation at the meeting, please sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for your convenience. Any shareholder attending the meeting may vote in person even if he or she has returned a proxy card.

By Order of the Board of Directors,

Rebecca Howell
Corporate Secretary

ENERGY WEST, INCORPORATED

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors to be used at our 2008 annual meeting of shareholders to be held on December 11, 2008, and any postponements or adjournments of the meeting.

This proxy statement and the accompanying chairman’s letter, notice and proxy card, together with our annual report to shareholders for the year ended June 30, 2008, are being sent to our shareholders beginning on or about November 17, 2008.

QUESTIONS and ANSWERS

Q:	When and where is the annual meeting?

A:	Our 2008 annual meeting of shareholders will be held on December 11, 2008, at 10:00 a.m. Eastern Standard Time at LaMalfa Centre, 5783 Heisley Road, Mentor, Ohio 44060.

Q:	What are shareholders voting on?

A:	Election of nine directors (Ian J. Abrams, W.E. ‘Gene’ Argo, Steven A. Calabrese, Mark D. Grossi, Richard M. Osborne, James R. Smail, Thomas J. Smith, James E. Sprague and Michael T. Victor) (Proposal 1).

If a permissible proposal other than the listed proposal is presented at the annual meeting, your signed proxy card gives authority to Kevin J. Degenstein or Jed D. Henthorne to vote on any additional proposal.

Q:	Who is entitled to vote?

A:	Our record date is November 13, 2008. Only holders of our common stock as of the close of business on November 13, 2008 are entitled to vote. Each share of common stock is entitled to one vote.

Q:	How do I vote?

A:	Sign and date each proxy card you receive and return it in the prepaid envelope. If you do not mark any selections, your proxy card will be voted in favor of the proposal. You have the right to revoke your proxy any time before the meeting by

• notifying our secretary,

• voting in person, or

• returning a later-dated proxy.

If you return your signed proxy card, but do not indicate your voting preferences, Kevin J. Degenstein or Jed D. Henthorne will vote FOR the proposal on your behalf.

Q:	Who will count the vote?

A:	Representatives of Computershare, our transfer agent, will tabulate the votes. A designee from Computershare will be responsible for reviewing the vote count as election inspector.

Q:	What shares are included on the proxy card and what does it mean if I get more than one proxy card?

A:	The number of shares printed on your proxy card(s) represents all your shares under a particular registration. Receipt of more than one proxy card means that your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted.

Q:	What constitutes a quorum?

A:	As of the record date, 4,349,303 shares of our common stock were outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the purpose of adopting a proposal at the annual meeting. If you submit a properly executed proxy card, you will be considered part of the quorum. “Broker non-votes” will not be part of the voting power present, but will be counted to determine whether or not a quorum is present. A broker non-vote occurs when a broker holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote on a particular matter. Broker non-votes are not counted for the purposes of electing directors.

Q:	Who can attend the annual meeting?

A:	All shareholders as of the record date, November 13, 2008, can attend.

Q:	What percentage of stock are the directors and executive officers entitled to vote at the annual meeting?

A:	Together, they are entitled to vote 1,205,709 shares, or 27.7% of the common stock entitled to vote at the annual meeting. (See pages 13 through 14 for more details.)

Q:	Who is our largest principal shareholder?

A:	Richard M. Osborne, our chairman of the board and chief executive officer, owns 922,271 shares of our common stock, or 21.2% of the stock entitled to vote at the annual meeting.

Q:	When is a shareholder proposal due for the next annual meeting?

A:	In order to be considered for inclusion in next year’s proxy statement, shareholder proposals must be submitted in writing by February 16, 2009, to Rebecca Howell, Corporate Secretary, Energy West, Incorporated, 1 First Avenue South, Great Falls, Montana 59401, and must be in accordance with the requirements of our by-laws and Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act). (See page 15 for more details.)

Q:	How does a shareholder nominate someone to be a director of Energy West?

A:	Any shareholder may recommend any person as a nominee for director by writing to Rebecca Howell, Corporate Secretary, Energy West, Incorporated, 1 First Avenue South, Great Falls, Montana 59401. Our governance and nominating committee will review any nominees recommended to it by shareholders in accordance with the guidelines outlined in our governance and nominating committee charter which is available on our website at www.ewst.com. Recommendations for directors by shareholders for next year’s annual meeting must be received no later than February 16, 2009, and nominations must be in accordance with the requirements of our by-laws. (See pages 15 through 16 for more details.)

Q:	Who pays for the solicitation expenses?

A:	The expense of soliciting proxies, including the cost of preparing, printing and mailing the proxy materials, will be paid by Energy West. In addition to solicitation of proxies by mail, solicitation may be made personally, by telephone, by fax and other electronic means, and we may pay persons holding shares for others their expenses for sending proxy materials to their customers. No solicitation will be made other than by our directors, officers and employees.

PROPOSAL 1

ELECTION OF DIRECTORS

At this annual meeting, nine directors are to be elected to hold office until the next annual meeting of shareholders or until their respective successors are elected and qualified.

Nominees for election this year are Ian J. Abrams, W.E. ‘Gene’ Argo, Steven A. Calabrese, Mark D. Grossi, Richard M. Osborne, James R. Smail, Thomas J. Smith, James E. Sprague and Michael T. Victor. Each has consented to serve until the next annual meeting or until his successor is duly elected and qualified.

If any director to be elected by you is unable to stand for re-election, the board may, by resolution, provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute director.

Each shareholder is entitled to cumulate votes for the election of directors by multiplying the number of votes to which the shareholder is entitled by the number of directors to be elected and casting all such votes for one nominee or distributing them among two or more nominees. The nine nominees who receive the most votes will be elected directors. To vote cumulatively, a shareholder must check the box next to “Cumulate For,” provided under Proposal 1 on the proxy card. If no special instructions are given on the proxy card with respect to cumulative voting, your shares will be voted for each nominee.

The board of directors recommends that you vote FOR all nominees.

THE BOARD OF DIRECTORS

The nomination of each of the nominees listed below to serve for a one-year term was recommended by the governance and nominating committee and approved by the board.

Name	Age	Position	Director Since

Ian J. Abrams	63	Director	2008
W.E. ‘Gene’ Argo	66	Director	2002
Steven A. Calabrese	48	Director	2006
Mark D. Grossi	55	Director	2005
Richard M. Osborne	63	Chairman of the Board, Chief Executive Officer and Director	2003
James R. Smail	61	Director	2007
Thomas J. Smith	64	Vice President, Chief Financial Officer and Director	2003
James E. Sprague	48	Director	2006
Michael T. Victor	47	Director Nominee	Nominee

Ian J. Abrams has been a director since February 2008. He is president of Reserve Ventures, a private real estate investment company for industrial and vacant real estate. He has previously founded, developed and sold several successful business ventures, including a scrap iron and metal business and a transmode container business for the service, repair and trucking of containers. Mr. Abrams serves on the board of North Coast Community Homes, Inc., a non-profit company that develops and maintains housing for individuals with mental retardation and developmental disabilities.

W. E. ‘Gene’ Argo has been a director of Energy West since 2002. He retired in 2004 as the president and general manager of Midwest Energy, Inc., a gas and electric cooperative in Hays, Kansas, in which capacity he had served since 1992.

Steven A. Calabrese has served as a director since 2006. He is the managing partner of Calabrese, Racek and Markos, Inc., which operates a number of commercial real estate companies in Cleveland, Ohio and Tampa, Florida. The firms specialize in evaluation, market research and reporting, management, construction and development services for commercial and industrial real estate. He is also a director of John D. Oil and Gas Company, a publicly-held oil and gas exploration company in Mentor, Ohio.

Mark D. Grossi has served as a director since 2005. He was employed as executive vice president of Charter One Financial, Inc., a publicly-traded bank holding company, and executive vice president and chief retail banking officer of its subsidiary, Charter One Bank, N.A., from 1992 through 2004. Mr. Grossi is a director of John D. Oil and Gas Company, a publicly-held oil and gas exploration company in Mentor, Ohio.

Richard M. Osborne has been a director since 2003, chairman of the board since 2005 and chief executive officer since November 2007. He is the president and chief executive officer of OsAir, Inc., a company he founded in 1963, which operates as a property developer and manufacturer of industrial gases for pipeline delivery, and chairman of each of Northeast Ohio Natural Gas Corporation and Orwell Natural Gas Company, natural gas distribution companies in Mentor, Ohio. Since 1998, Mr. Osborne has been chairman of the board, chief executive officer and a director of John D. Oil and Gas Company, a publicly-held oil and gas exploration company in Mentor, Ohio. He is also chairman of the board of Corning Natural Gas Corporation, a public utility company in Corning, New York.

Thomas J. Smith has served as a director since December 2003 and was appointed our vice president and chief financial officer in November 2007. He also served as our interim president from August 2007 to November 2007. From 1999 to 2006, he was the president, chief operating officer and a director of John D. Oil and Gas Company, a publicly-held oil and gas exploration company in Mentor, Ohio, of which he remains a director. Since 2003, he has been president, treasurer and secretary of Northeast Ohio Natural Gas Corporation, a natural gas distribution company in Mentor, Ohio, and since 2002 he has been president, treasurer and secretary of Orwell Natural Gas

Company, a natural gas distribution company in Mentor, Ohio. He is also a director of Corning Natural Gas Corporation, a public utility company in Corning, New York.

James R. Smail has been a director since 2007. For the past thirty years, he has served as chairman of the board of J.R. Smail, Inc., an oil and gas production company he founded. He is also the chairman of the board and owner of The Monitor Bank of Big Prairie, Ohio, an Ohio state-chartered commercial bank. Mr. Smail is a director of John D. Oil and Gas Company, a publicly-held oil and gas exploration company in Mentor, Ohio.

James E. Sprague has served as a director since 2006. He is a certified public accountant and has been employed by Walthall, Drake & Wallace LLP, an accounting firm, since 1987 and is currently a partner and part owner of the firm.

Michael T. Victor is a director nominee. Since 2006, he has been the president of Lake Erie College, a private liberal arts college located in Painesville, Ohio. From 2002 through 2005, he served as dean of the Walker School of Business, Communication and Hotel, Restaurant and Institutional Management at Mercyhurst College, a private liberal arts college located in Erie, Pennsylvania. Mr. Victor also serves as trustee of the Ohio Foundation of Independent Colleges and Universities.

Director Independence

The board of directors has determined and confirmed that each of Mr. Abrams, Mr. Argo, Mr. Calabrese, Mr. Grossi, Mr. Smail, Mr. Sprague and Mr. Victor do not have a material relationship with Energy West that would interfere with the exercise of independent judgment and are independent pursuant to applicable laws and regulations and the listing standards of Nasdaq.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission (the SEC) initial reports of ownership and reports of changes in ownership of our common stock. Our officers, directors and greater than 10% shareholders are required by the SEC to furnish us with copies of all Section 16(a) forms they file. In the last fiscal year, David C. Shipley did not timely file a Form 3 upon his appointment as our vice president of eastern operations, Jed D. Henthorne, our vice president of administration, did not timely file a Form 4 reporting an exercise of stock options, Thomas J. Smith, our vice president and chief financial officer, did not timely file a Form 4 reporting an award of shares of our common stock and David A. Cerotzke, a former officer and director, did not timely file a Form 4 reporting an exercise of stock options. All forms were subsequently filed. Based solely on review of copies of reports furnished to us or written representations that no reports were required, we believe that all other Section 16(a) filing requirements were met in the last fiscal year.

Meetings of the Board of Directors

Energy West holds regular meetings of the board of directors each month and special meetings are held as necessary. In addition, management and the directors communicate informally on a variety of topics, including suggestions for agenda items for board of directors’ and committee meetings, recent developments, and other matters of interest to the directors. The board of directors has access to management at all times.

The independent directors meet in private sessions several times each year, as often as they deem necessary, without any directors who are also our employees or members of management. Last year, the independent directors met privately twice.

The board of directors met fourteen times in the last fiscal year. All members of the board participated in at least 75% of all board of directors and applicable committee meetings in the last fiscal year. Energy West strongly encourages members of the board to attend the annual meeting. All directors attended the 2007 annual meeting of shareholders held on November 15, 2007.

Director Compensation

We pay each board member except Thomas J. Smith, who serves as our vice president and chief financial officer, a monthly fee of $2,000 regardless of board or committee meetings held. We also reimburse all directors for expenses incurred in connection with their service as directors, including travel, meals and lodging.

The following table summarizes information with respect to the compensation paid to our directors during the fiscal year ended June 30, 2008. The table does not include Richard M. Osborne, who also serves as our chairman and chief executive officer, and David A. Cerotzke, who formerly served as our chief executive officer and president.

	Fees Earned or		All Other
	Paid in Cash	Stock Awards	Compensation	Total
Name	($)	($)	($)	($)

Ian J. Abrams	10,000	—	—	10,000
W.E. ‘Gene’ Argo	24,000	—	—	24,000
Steven A. Calabrese	24,000	—	—	24,000
Michael I. German	6,000	—	—	6,000
Mark D. Grossi	24,000	—	—	24,000
James R. Smail	24,000	—	—	24,000
Thomas J. Smith*	8,000	—	—	8,000
James E. Sprague	24,000	—	—	24,000

*	Compensation received by Mr. Smith for service on the board before his appointment as vice president and chief financial officer in November 2007.

Committees of the Board of Directors

Compensation Committee.  The compensation committee, comprised of Mr. Agro, the committee’s chairman, Mr. Calabrese and Mr. Osborne, met once in the last fiscal year. The board of directors have determined that Mr. Argo and Mr. Calabrese are independent pursuant to applicable law and regulations and the listing standards of Nasdaq. Our compensation committee has a written charter which is available on our website at www.ewst.com.

Governance and Nominating Committee.  The governance and nominating committee, comprised of Mr. Sprague, the committee’s chairman, Mr. Argo and Mr. Calabrese, performs its duties in accordance with the governance and nominating committee charter, available on our website at www.ewst.com. Pursuant to its charter, the committee reviews corporate and board governance matters and evaluates and recommends candidates for nomination to the board of directors. The committee did not meet during the last fiscal year, but acted once by written consent. No shareholder recommendations were received relating to this year’s election.

The board of directors has determined that the members of the nominating committee are independent as required by applicable laws and regulations and the listing standards of Nasdaq.

On October 23, 2008, the board of directors re-nominated, upon the recommendation of the committee, incumbent directors Mr. Abrams, Mr. Argo, Mr. Calabrese, Mr. Grossi, Mr. Osborne, Mr. Smail, Mr. Smith and Mr. Sprague for election as directors at the annual meeting of shareholders. On November 13, 2008, the board nominated, upon the recommendation of the committee, new candidate Mr. Victor to the board for election as director at the annual meeting. The committee determined that the board, Energy West and our shareholders are well served by the re-nominated members of the board who are active, involved and knowledgeable about Energy West’s business, its executive officers and key employees.

Audit Committee.  A description of the audit committee is contained in the audit committee report beginning on page 7.

Nomination of Candidates for Director

With respect to its recommendations of director nominees, the governance and nominating committee may establish the criteria for director service and will consider, among other things, the independence of the candidates under Nasdaq listing standards and such experience as to create value to the board, the company, and our shareholders. The criteria and selection process are not standardized and may vary from time to time. Relevant experience in business and industry, government, education, and other areas are prime measures for any nominee. The committee will consider individuals for board membership who are proposed by shareholders in accordance with the provisions of our by-laws.

A shareholder who wishes to nominate an individual for election as a director at the annual meeting must give us advance written notice and provide specified information as described in “Shareholder Proposals and Director Nominations” beginning on page 15.

Shareholder Communications with Directors

Any of Energy West’s directors may be contacted in writing in care of Energy West, 1 First Avenue South, Great Falls, Montana 59401. Written communications addressed to the board in general are reviewed by our chairman for appropriate handling. Written communications addressed to an individual board member are forwarded to that director.

Code of Ethics

Energy West has adopted a corporate code of ethics that applies to all our employees and directors, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. Our code of business conduct fully complies with the requirements of the Sarbanes-Oxley Act of 2002. Specifically, the code is reasonably designed to deter wrongdoing and promote

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships,

•	full, fair, accurate, timely and understandable disclosure in public reports,

•	compliance with applicable governmental laws rules and regulations,

•	prompt internal reporting of code violations to an appropriate person identified in the code, and

•	accountability for adherence to the code.

A copy of the code is available on our website at www.ewst.com. Any amendments or waivers to the code that apply to our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions will be promptly disclosed to our shareholders.

AUDIT COMMITTEE REPORT

In accordance with its written charter that was approved and adopted by our board, our audit committee assists the board in fulfilling its responsibility of overseeing the quality and integrity of our accounting, auditing and financial reporting practices. A copy of the audit committee charter is available on our website at www.ewst.com. The audit committee is directly responsible for the appointment of Energy West’s independent public accounting firm and is charged with reviewing and approving all services performed for Energy West by the independent accounting firm and for reviewing the accounting firm’s fees. The audit committee reviews the independent accounting firm’s internal quality control procedures, reviews all relationships between the independent accounting firm and Energy West in order to assess the accounting firm’s independence, and monitors compliance with our policy regarding non-audit services, if any, rendered by the independent accounting firm. In addition, the audit committee ensures the regular rotation of the lead audit partner. The audit committee reviews management’s programs to monitor compliance with our policies on business ethics and risk management. The audit committee establishes procedures to receive and respond to complaints received by Energy West regarding accounting, internal accounting controls or auditing matters and allows for the confidential, anonymous submission of concerns by employees.

The audit committee is comprised of Mr. Sprague, the committee’s chairman, Mr. Grossi and Mr. Smail. The committee met five times in the last fiscal year. The audit committee’s current composition satisfies the regulations of Nasdaq governing audit committee composition, including the requirement that all audit committee members be “independent directors” as defined in Nasdaq listing standards. In addition, each member of the audit committee is able to read and understand financial statements, including balance sheets, income statements and cash flow statements. The board has determined that Mr. Sprague is an “audit committee financial expert” under applicable SEC rules through his experience as a certified public accountant and his position as a partner in the accounting firm of Walthall, Drake & Wallace LLP. In addition, Mr. Sprague is deemed to be “financially sophisticated” under applicable Nasdaq rules. The audit committee reviews and reassesses its charter at least annually and will obtain the approval of the board for any proposed changes to its charter.

The audit committee oversees management’s implementation of internal controls and procedures for financial reporting designed to ensure the integrity and accuracy of our financial statements and to ensure that we are able to timely record, process and report the information required for public disclosure. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements with management and Hein & Associates LLP, our independent accounting firm. The audit committee also discussed with Hein & Associates the matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The audit committee reviewed with Hein & Associates, which is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality, not just the acceptability, of our accounting principles and other matters as are required to be discussed with the audit committee pursuant to generally accepted auditing standards.

In discharging its oversight responsibility as to the audit process, the audit committee obtained from our independent accounting firm a formal written statement describing all relationships between the independent accounting firm and us that might bear on the accounting firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the accounting firm any relationships that may impact its objectivity and independence. In considering the accounting firm’s independence, the audit committee also considered whether the non-audit services performed by the accounting firm on our behalf were compatible with maintaining the independence of the accounting firm.

In reliance upon (1) the audit committee’s reviews and discussions with management and Hein & Associates, (2) management’s assessment of the effectiveness of our internal control over financial reporting, and (3) the receipt of an opinion from Hein & Associates, dated September 28, 2008, stating that Energy West’s financial statements for the year ended June 30, 2008 are presented fairly, in all material respects, in conformity with U.S. generally accepted accounting principles, the audit committee recommended to our board that these audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, for filing with the SEC.

Audit Committee

James E. Sprague, Chairman
Mark D. Grossi
James R. Smail

Principal Accountant Firm Fees and Services

The following is a summary of the aggregate fees billed to us for the fiscal years ended June 30, 2008 and June 30, 2007 by our independent registered public accountant, Hein & Associates LLP and their affiliates.

	2008	2007

Audit Fees	$277,000	$137,280
Audit-Related Fees	19,000	21,923
Tax Fees	34,000	40,588
All Other Fees	-0-	12,159

Total	$333,000	$211,950

Audit Fees.  These fees are for professional services rendered by Hein & Associates for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, and services that are typically rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  These included fees related to derivative contracts. From time to time, in order to mitigate the risk of natural gas market price volatility related to firm commitments to purchase or sell natural gas, we enter into hedging arrangements in the form of derivative contracts. Quoted market prices for natural gas derivative contracts of Energy West and our subsidiaries are generally not available. Therefore, to determine the fair value of natural gas derivative contracts, we use internally developed valuation models that incorporate independently available current and forecasted pricing information. These also included fees related to the Federal Energy Regulatory Commission audit of a subsidiary company.

Tax Fees.  These are fees for professional services rendered by Hein & Associates with respect to advisory services related to the preparation of income tax returns.

All Other Fees.  These are fees for advisory services related to the sale of assets and acquisitions.

The audit committee pre-approved all services performed by Hein & Associates and authorized us to pay the fees billed to us by Hein & Associates in fiscal 2008 and 2007.

EXECUTIVE OFFICERS

Name	Age	Position

Kevin J. Degenstein	49	President and Chief Operating Officer
Thomas J. Smith*	64	Vice President and Chief Financial Officer and Director
James W. Garrett	54	Vice President of Business Development
David C. Shipley	46	Vice President of Operations
Jed D. Henthorne	48	Vice President of Administration

*	Biographical information for Mr. Smith can be found under “Board of Directors.”

Kevin J. Degenstein was appointed president and chief operating officer in June 2008. Previously, he served as our senior vice president of operations since 2006. Prior to joining Energy West, Mr. Degenstein was employed by EN Engineering, an engineering consulting firm, as vice president of distribution from 2002 until 2003 and vice president of technology from 2004 until 2006.

James W. Garrett has served as vice president of business development since June 2008. Previously, he served as our president and chief operating officer since November 2007. Prior to joining Energy West, he served as vice president — investor relations of Consolidated Natural Gas Co., an international gas utility that merged with Dominion Resources, Inc. in 2000. Mr. Garrett also served as a division manager of East Ohio Gas Company, the largest gas distribution subsidiary of Dominion Resources, Inc. Mr. Garrett has also served as manager — financial planning of the American Gas Association and as an engineer at Marathon Oil Company, a leading integrated energy company. Mr. Garrett is a Registered Professional Engineer and Certified Financial Planner. From 2000 to 2007, Mr. Garrett served in various executive and board positions with technology companies and nonprofit organizations.

David C. Shipley has served as vice president of eastern operations since May 2007. He also serves as president of our east coast companies in Maine and North Carolina. Prior to joining Energy West, Mr. Shipley was employed by Nicor Gas, a natural gas utility in Illinois, from 1985 to 2007 serving in various management capacities including management and supervision of underground natural gas storage, construction and maintenance, customer service field operations, research and development, quality control, workload management, alliance development and procurement.

Jed D. Henthorne was appointed vice president of administration in 2006. He has been employed by Energy West since 1988 and has served in professional and management capacities related to customer service, information technology and accounting.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation paid by us in the last fiscal year to our chairman and chief executive officer, former president and chief executive officer, and our most highly compensated executive officers.

				Option	All Other
Name and		Salary	Bonus	Awards	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)

Richard M. Osborne,	2008	—	—	—	24,000	24,000
Chairman and Chief Executive Officer(1)
Kevin J. Degenstein,	2008	157,500	10,000	—	7,225	174,725
President and Chief Operating Officer(2)	2007	117,692	2,000	—	24,645	144,337
David C. Shipley,	2008	130,000	—	—	16,226	146,226
Vice President of Eastern Operations(3)
David A. Cerotzke,	2008	91,697	119,000	—	247,368	458,065
Former President and Chief Executive Officer(4)	2007	170,129	121,000	—	6,806	332,954

(1)	Mr. Osborne was appointed our chief executive officer in November 2007. Mr. Osborne does not receive compensation for service as our chairman and chief executive officer. “All other compensation” consists of fees paid to Mr. Osborne for service as a director.

(2)	In 2007, “all other compensation” includes $21,008 for the aggregate incremental cost of relocation expenses and temporary housing expenses incurred after Mr. Degenstein joined Enery West in September 2006. Mr. Degenstein’s employment agreement provided for relocation expenses and temporary housing expenses of $20,000.

(3)	Mr. Shipley was appointed as our vice president of eastern operations in May 2007. “All other compensation” includes $10,500 for relocation expenses.

(4)	Mr. Cerotzke resigned as our president and chief executive officer in August 2007. In 2008, “all other compensation” includes severance payments of $238,700 and fees paid for service as a director after Mr. Certotzke’s resignation as an employee of Energy West.

Outstanding Equity Awards at June 30, 2008

None of the executive officers named in our summary compensation table held option awards or stock awards as of June 30, 2008.

Employment and Separation Agreements

Kevin J. Degenstein.  On August 25, 2006, we entered into an employment agreement with Mr. Degenstein to serve as our senior vice president of operations. On June 12, 2008, Mr. Degenstein was named our president and chief operating officer. The term of Mr. Degenstein’s employment agreement commenced on September 18, 2006 and will continue until terminated as a result of Mr. Degenstein’s death or disability, by Energy West for “cause” (as defined in the employment agreement), by Energy West without “cause,” or by Mr. Degenstein, either with or without “good reason,” as defined in the employment agreement.

Mr. Degenstein is eligible to receive a base salary of $150,000 per year pursuant to his employment agreement, subject to increase at the discretion of the board. For the fiscal year 2009, the compensation committee of the board agreed to increase Mr. Degenstein’s annual salary to $182,000 as a result of Mr. Degenstein’s performance and his promotion to president and chief operating officer. The compensation committee also determined that Mr. Degenstien will be eligible to receive a bonus of up to 50% of his annual salary depending on Energy West’s net income, subject to modification upon the recommendation of our chief executive officer with the approval of the compensation committee or the entire board.

Mr. Degenstein is eligible to receive option grants under Energy West’s stock option plans and to participate in all other savings, retirement, and welfare plans that are applicable generally to our employees and senior executive officers. The compensation committee has approved the award to Mr. Degenstein of options to purchase 10,000 shares of Energy West’s common stock in each of 2008, 2009, and 2010, with each individual option grant to be approved by the committee on the date of grant. Mr. Degenstein is also entitled to receive vacation and fringe benefits in accordance with Energy West’s plans, practices, programs, and policies.

Upon termination of employment for any reason, we will pay Mr. Degenstein a lump sum of cash equal to his unpaid salary through the date of termination plus accrued but unpaid vacation pay. In addition, we will provide benefit continuation or conversion rights, as provided under our benefit plans, and vested benefits under our benefit plans. If the employment agreement is terminated by Energy West without cause or terminated by Mr. Degenstein for “good reason” (if Energy West changes his title, materially reduces his duties or authority, assigns duties inconsistent with his duties, requires him to report internally other than to the president or chief executive officer, or requires him to relocate from the Great Falls area), Mr. Degenstein will be entitled to severance compensation equal to his annual base salary payable monthly for 12 months following the date of termination. Payment of these severance benefits is expressly conditioned upon receipt by Energy West of an enforceable waiver and release from Mr. Degenstein in a form reasonably satisfactory to Energy West.

The employment agreement also includes provisions that (1) prohibit Mr. Degenstein from disclosing Energy West’s confidential information, (2) require him to avoid conflicts of interest and disclose to the board any facts that might involve a conflict of interest with Energy West, and (3) prohibit him from soliciting employees, customers, or clients of Energy West during the term of the agreement and for a period of two years following the termination of the agreement.

David A. Cerotzke.  David A. Cerotzke entered into a separation agreement with Energy West dated December 17, 2007 and effective December 31, 2007. Mr. Cerotzke served as our chief executive officer and president from July 2004 through August 2007, our vice chairman of the board from August 2007 through December 2007 and a director from December 2003 through April 2008.

Pursuant to the separation agreement, Energy West paid to Mr. Cerotzke a lump sum in cash equal to 12 months of his annual base salary and target annual cash bonus and Mr. Cerotzke was eligible to receive medical benefits from Energy West for 12 months. The agreement also provided for full vesting of any unvested stock options. The company agreed to pay Mr. Cerotzke the value of these unvested stock options and the options were subsequently terminated.

Under the terms of the separation agreement, Mr. Cerotzke agreed to cooperate fully with Energy West in connection with any business matter in which he has knowledge in any present and future or actual or threatened litigation. Mr. Cerotzke is also (1) prohibited from disclosing Energy West’s confidential information, (2) required to avoid conflicts of interest and disclose to the board of directors of Energy West any facts that might involve a conflict of interest with Energy West and (3) prohibited from soliciting employees, customers, or clients of Energy

West for a period of two years following his termination of employment. The separation agreement contains a general release by Mr. Cerotzke of Energy West from all liability of whatever kind and nature arising out of, or related to Mr. Cerotzke’s employment with Energy West and his employment agreement, except his rights (1) under Energy West’s benefit plans and (2) to enforce the separation agreement.

Benefit Plans

401(k) Plan.  We maintain a tax-qualified profit sharing plan under Section 401(k) of the Internal Revenue Code that covers substantially all of our employees. The plan generally provides for voluntary employee pre-tax contributions of employee compensation, a profit sharing contribution of 3% allocated to each employee based on compensation and a discretionary profit sharing contribution of up to 7% of employee compensation. Profit sharing contributions are approved by our board of directors. The plan also provides a company matching contribution in the form of shares of Energy West common stock equal to 10% of each employee’s elective deferrals in the plan. In the last fiscal year, we made total profit sharing contributions of $130,107 and contributed shares of our common stock valued at $24,735.

Employee Stock Ownership Plan.  We maintain an Employee Stock Ownership Plan (ESOP) that covers substantially all of our employees. The ESOP receives contributions of our common stock from Energy West each year as determined by our board of directors. The contribution, if any, is recorded based on the current market price of our common stock. We did not make any contributions to the ESOP in the last fiscal year.

Retiree Health Plan.  We sponsored a defined post-retirement health benefit plan providing health and life insurance benefits to eligible retirees. The plan pays eligible retirees (post-65 years of age) $125 per month in lieu of contracting for health and life insurance benefits. The amount of this payment is fixed and will not increase with medical trends or inflation. In addition, the plan allows retirees between the ages of 60 and 65 and their spouses to remain on the same medical plan as active employees by contributing 125% of the current COBRA rate to retain this coverage. The 25% in excess of the current COBRA rate is held in a VEBA trust account, and benefits for this plan are paid from assets held in the VEBA trust account. In 2006, we discontinued contributions to the plan and are no longer required to fund the plan. As of June 30, 2008, the value of the plan assets was $300,014. The assets remaining in the VEBA trust account will be used to fund the plan until these assets are exhausted.

Dividend Reinvestment Policy.  We have a policy that provides for any employee who owns shares of our common stock in our 401(k) plan or ESOP the opportunity to reinvest any dividends for additional shares of our common stock.

SECURITY OWNERSHIP OF
PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of November 13, 2008, information regarding the beneficial ownership of our common stock by

•	each shareholder known by us to be the beneficial owner of more than 5% of the stock,

•	each director and director nominee,

•	each current and former executive officer in our summary compensation table,

•	all our current directors and officers as a group.

	Beneficial Ownership(1)
Names and Address(2)	Shares	Stock Options(3)	Total	Percentage

Richard M. Osborne(4)	922,271	—	922,271	21.2%
Steven A. Calabrese(5)	211,496	—	211,496	4.9%
James R. Smail(6)	32,550	—	32,550	*
David A. Cerotzke(7) P.O. Box 6427 Great Falls MT 59406	26,560	—	26,560	*
Thomas J. Smith	8,250	—	7,875	*
Ian J. Abrams	5,050	—	5,050
Mark D. Grossi	4,860	—	4,860	*
W.E. ‘Gene’ Argo	1,275	—	1,275	*
Michael I. German	1,000	—	1,000	*
James E. Sprague	465	—	465	*
Kevin J. Degenstein(8)	340	—	340	*
David C. Shipley(9)	94	—	94	*
Michael T. Victor	—	—	—	—
All directors and executive officers as a group (13 individuals)	1,205,709	7,500	1,213,209	27.8%

*	Less than 1%

(1)	Unless otherwise indicated, we believe that all persons named in the table have sole investment and voting power over the shares of stock owned.

(2)	Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Energy West, Incorporated, 1 First Avenue South, Great Falls, Montana 59401.

(3)	Shares of common stock the beneficial owners have the right to acquire through stock options that are or will become exercisable within 60 days.

(4)	Shares owned by the Richard M. Osborne Trust, an Ohio trust of which Mr. Osborne is sole trustee.

(5)	Includes (1) 57,580 shares held by the Steven A. Calabrese Profit Sharing Trust, an Ohio trust of which Mr. Calabrese is co-trustee, (2) 16,646 shares held by CCAG Limited Partnership, an Ohio limited partnership of which Mr. Calabrese is the president and only member of the board of directors, and (3) 17,100 shares held by Mr. Calabrese’s minor children. Mr. Calabrese disclaims beneficial ownership of the shares held by his minor children.

(6)	Shares owned by J.R. Smail, Inc., an Ohio corporation of which Mr. Smail is chairman and sole shareholder.

(7)	Includes (1) 16,000 shares held by the David A. Cerotzke Living Trust dated April 9, 2002, (2) 1,093 shares in our 401(k) plan, of which, pursuant to the terms of the plan, each participant has the right to direct the voting of the shares held by the plan, (3) 19 shares held directly in accordance with our dividend reinvestment policy, and

(4) 109 shares in stock equivalents received as a board member pursuant to the policy that allowed directors to defer payment of fees in stock prior to his appointment as president and chief executive officer.

(8)	Shares are held in our 401(k) plan. Pursuant to the terms of the plan, each participant has the right to direct the voting of the shares held by the plan.

(9)	Shares are held in our 401(k) plan. Pursuant to the terms of the plan, each participant has the right to direct the voting of the shares held by the plan.

Equity Compensation Plan Information

The Energy West, Incorporated 2002 Stock Option Plan provides for the issuance of up to 300,000 shares of common stock to certain key employees. As of June 30, 2008, there were 19,000 options outstanding and the maximum number of shares available for future grants under the plan was 73,500 shares. Additionally, our 1992 Stock Option Plan, which expired in September 2002, provided for the issuance of up to 100,000 shares of common stock pursuant to options issuable to certain key employees. Under the option plans, the option price may not be less than 100% of the common stock fair market value on the date of grant (in the event of incentive stock options, 110% of the fair market value if the employee owns more than 10% of our outstanding common stock). Options granted under these plans vest over four to five years and are exercisable over a five to ten year period from the date of issuance. When the 1992 plan expired in September 2002, 12,600 shares remained unissued and were no longer available for issuance.

Number of Securities
Remaining Available for
	Number of Securities to		Future Issuance Under
	be Issued Upon	Weighted-average Exercise	Equity Compensation Plans
	Exercise of Outstanding	Price of Outstanding	(Excluding Securities
	Options, Warrants and	Options, Warrants and	Reflected in the First
Plan Category	Rights	Rights	Column)

Equity compensation plans approved by security holders*	166,953	$9.10	75,547
Equity compensation plans not approved by security holders	—	—	—
Total	166,953	$9.10	75,547

*	Includes 150,000 shares available for future issuance to our directors pursuant to a policy that permitted directors to defer payment of fees in stock for service as a director, 147,953 shares of which have been issued or allocated for issuance pursuant to the policy.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Through our subsidiary, Energy West Resources, Inc., we own a 19.8% interest in Kykuit Resources, LLC, a developer of oil, gas and mineral leases in which it holds ownership interests. Certain related persons also have interests in Kykuit.

•	Richard M. Osborne, our chairman of the board and chief executive officer, has invested approximately $518,000 and owns an 18.2% membership interest in Kykuit.

•	Steven A. Calabrese, a member of our board of directors, has an interest in Kykuit as a result of his involvement with CCAG Limited Partnership (CCAG) and R.C. Enterprises & Development, LLC (R.C. Enterprises). CCAG and R.C. Enterprises are members of Kykuit, each owning approximately a 5.5% membership interest in Kykuit and each having invested approximately $156,750. Mr. Calabrese’s interest arises from his position as president of TGF Corporation, the general partner of CCAG, and as managing member of R.C. Enterprises.

•	John D. Oil and Gas Company, a publicly-held oil and gas exploration company, is the managing member of Kykuit and owns 19% of the membership interests. Mr. Osborne is the chairman of the board and chief executive officer of John D. Oil and Gas Company, and Energy West directors Mr. Calabrese, Mark D. Grossi, James R. Smail and Thomas J. Smith are directors of John D. Oil and Gas Company.

Our investment in Kykuit was ratified by disinterested and independent directors Ian J. Abrams and W.E. Argo as well as all other members of our board of directors.

On February 25, 2008, we entered a lease agreement, effective as of January 1, 2008, with OsAir, Inc. whereby we agreed to lease approximately 1,028 square feet of space located in Mentor, Ohio from OsAir. The lease has a term of three years. Mr. Osborne is the president and chief executive officer of OsAir, Inc. The lease was approved at a meeting of our board of directors by disinterested and independent director W.E. Argo as well as the other members of the board.

On September 12, 2008, we entered into a stock purchase agreement with Richard M. Osborne, Trustee, Rebecca Howell, Stephen G. Rigo, Marty Whelan and Thomas J. Smith whereby we agreed to purchase all of the common stock of Lightning Pipeline Co., Great Plains Natural Gas Company, Brainard Gas Corp. and all of the membership units of Great Plains Land Development Co., Ltd., which companies are primarily owned by an entity controlled by Mr. Osborne and wholly-owned by the sellers, for a purchase price of $34.3 million. Pursuant to the agreement, we will acquire Orwell Natural Gas Company, a wholly-owned subsidiary of Lightening Pipeline and Northeast Ohio Natural Gas Corp., a wholly-owned subsidiary of Great Plains. Orwell, NEO and Brainard are natural gas distribution companies that serve approximately 21,000 customers in Northeastern Ohio and Western Pennsylvania. This acquisition will increase our customers by more than 50%.

Mr. Osborne is chairman, chief executive officer and a director, Mr. Smith is vice president, chief financial officer and a director, and Ms. Howell is secretary of Energy West. The agreement was negotiated on behalf of Energy West by a special committee comprised solely of independent directors with the assistance of independent financial and legal advisors. The special committee received a fairness opinion from Houlihan Smith & Company, Inc. The agreement was approved by our board of directors, upon unanimous recommendation of the special committee. For more information regarding the purchase agreement, see “Recent Developments” in our Form 10-K for the fiscal year ended June 30, 2008, filed with the SEC on September 30, 2008.

We believe that the terms of the transactions and the agreements described above are on terms at least as favorable as those which we could have obtained from unrelated parties. In accordance with our policy adopted by the board of directors, on-going and future transactions with related parties will be

•	on terms at least as favorable as those that we would be able to obtain from unrelated parties,

•	for bona fide business purposes, and

•	reviewed and approved by the audit committee or other independent directors in accordance with the Montana Business Corporation Act after full disclosure of the existence and nature of the conflicting interest in the related party transaction by the director involved in the transaction.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

A shareholder intending to present a proposal to be included in our proxy statement for our 2009 annual meeting of shareholders must deliver a proposal, in accordance with the requirements of our by-laws and Rule 14a-8 under the Exchange Act, to our secretary at our principal executive office no later than February 16, 2009. In addition to the applicable requirements of Rule 14a-8, a shareholder’s notice to the secretary must set forth as to each matter the shareholder proposes to bring before the meeting

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,

•	the name and record address of the shareholder proposing such business,

•	the class and number of shares of our common stock that are beneficially owned by the shareholder, and

•	any material interest of the shareholder in the business.

In order for a shareholder to propose director nominations at our annual meeting of shareholders, a shareholder must provide a written notice, which must be received by Energy West at our principal executive offices not less than sixty days prior to the date of the annual meeting. The notice must include as to each person whom the shareholder proposes to nominate for election or re-election as a director

•	the name, age, business address and residence address of the person,

•	the principal occupation or employment of the person,

•	the class and number of shares of our common stock beneficially owned by the person, and

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Exchange Act;

and as to the shareholder giving the notice

•	the name and record address of the shareholder,

•	the class and number of shares of our common stock beneficially owned by the shareholder,

•	a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person pursuant to which the nomination is to be made by the shareholder,

•	a representation that such shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in its notice, and

•	any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Rule 14a under the Exchange Act.

We may require any proposed nominee to furnish additional information reasonably required by us to determine the eligibility of the proposed nominee to serve as our director.

OTHER MATTERS

Our board of directors is not aware of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the board of directors recommends.

You are urged to sign and return your proxy promptly to make certain your shares will be voted at the annual meeting. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

By Order of the Board of Directors,

Rebecca Howell
Corporate Secretary

November 17, 2008

PROXY	ENERGY WEST, INCORPORATED ANNUAL MEETING OF SHAREHOLDERS DECEMBER 11, 2008 LaMalfa Centre, 5783 Heisley Road, Mentor, Ohio 44060 10:00 a.m. Eastern Standard Time	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Kevin J. Degenstein and Jed D. Henthorne, or either one of them acting singly with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Shareholders of Energy West, Incorporated, to be held on December 11, 2008, at LaMalfa Centre, located at 5783 Heisley Road, Mentor, Ohio 44060, beginning at 10:00 a.m. Eastern Standard Time, and any adjournments, and to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below, and on any other matters properly brought before the Annual Meeting or any adjournments thereof, all as set forth in the November 17, 2008 Proxy Statement. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report of Energy West, Incorporated.
PLEASE MARK YOUR CHOICE LIKE THIS ☒ IN BLUE OR BLACK INK.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEES LISTED.

1.	Election of Directors: Ian J. Abrams, W.E. ‘Gene’ Argo, Steven A. Calabrese, Mark D. Grossi, Richard M. Osborne, James R. Smail, Thomas J. Smith, James E. Sprague and Michael T. Victor

	☐ Mark here to vote FOR all nominees	☐ Mark here to WITHHOLD from all nominees

☐ For all EXCEPT – To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

Unless otherwise specified below, this proxy authorizes the proxies named above to cumulate votes that the undersigned is entitled to cast at the annual meeting in connection with the election of directors and to cast such votes for each of the nominees. To specify different instructions with regard to cumulative voting, mark the box and write your instructions on the line below.

☐ Cumulate For:

(Signature should be exactly as name or names appear on
this proxy. If stock is held jointly each holder should
sign. If signature is by attorney, executor, administrator,
trustee or guardian, please give full title.)

Dated: , 2008

Signature

Signature if held jointly I plan to attend the meeting: Yes ☐ No ☐
This proxy will be voted FOR all nominees unless otherwise indicated, and in the discretion of the proxies on all other matters properly brought before the meeting.